AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company’’),BlackRock Variable Series Funds, Inc and BlackRock Variable Series Funds II, Inc., each open-end management investment company organized as a Maryland corporation (the “Fund”), BlackRock Investments, LLC, a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “Underwriter”), entered into a certain participation agreement dated January 1, 2009 (the “Participation Agreement”), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of February 18 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts’’), each Fund and the Underwriter (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a).    Fund Documents. ach Fund and/or the Underwriter is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(l) of Rule 30e-3 and paragraph (j)(l)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).    Deadline for Providing, and Currentness of, Fund Documents.

(i). Each Fund and/or the Underwriter shall provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii). Each Fund and/or the Underwriter shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than S business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

(c).    Format of Fund Documents. Each Fund and/or the Underwriter shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).    Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e).    Use of Summary Prospectuses.

(i).      The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).     The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii).    Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

2.

Content of Fund Documents. Each Fund and/or the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of each Fund Documents. Without limiting the generality of the foregoing in any manner, each Fund and/or the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).    Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).    Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a).    At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, o so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(l) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 5 business days after the request from the Company is received by either each Fund or the Underwriter.

(b).    Alternatively, if requested by the Company in lieu thereof, each Fund or its designee shall provide such electronic documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable and proportionate costs of providing such printing to be borne by each Fund.

(c).    Each Fund and/or the Underwriter shall reimburse the Company for the proportionate costs of mailing the Fund Documents to Contract Owners, as is consistent with Article 2 of the Participation Agreement.

(d).    For the avoidance of doubt, neither the Fund nor the Underwriter shall be responsible for the costs of printing or mailing Fund Documents to prospective contract owners.

4.

Portfolio Expense and Performance Data. Each Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts.

5.	Construction of this Amendment; Participation Agreement.

(a).    This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph G) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).    To the extent the term of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a).    termination of the Participation Agreement; or

(b).    60 days written notice from any Party to the other Parties.

7.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

Guardian Insurance & Annuity Company, Inc.

By: /s/ N. Ethirveerasingam
Print Name: N. Ethirveerasingam
Title: 2nd Vice President
Date: February 18, 2021

Blackrock Variable Series Fund, Inc.

By: /s/ Charles C.S. Park
Name: Charles C.S. Park
Title: Managing Director
Date: February 18, 2021

BlackRock Variable Series Fund II, Inc.

By: /s/ Charles C.S. Park
Name: Charles C.S. Park
Title: Managing Director
Date: February 18, 2021

Blackrock Investments, LLC

By: /s/ Ariana Brown
Name: Ariana Brown
Title: Director
Date: February 19, 2021